Exhibit 1

Leading Independent Proxy Advisory Firm, Glass Lewis, Recommends Shareholders Vote on Whitestone’s WHITE Proxy Card

Whitestone Urges Shareholders to Protect the Value of Their Investment
by Voting “FOR” ALL of Whitestone’s Highly Qualified Trustees on the WHITE Proxy Card Today

Houston, May 7, 2018 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today issued the following statement in response to a report issued by leading independent proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”), in connection with the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 17, 2018.

We are pleased that Glass Lewis has recommended that Whitestone shareholders vote on the Company’s WHITE proxy card, “FOR” Whitestone trustees Nandita Berry and Jim Mastandrea.

Whitestone disagrees, however, with Glass Lewis’ recommendation to withhold votes for Whitestone trustee Jack Mahaffey. In his role on the Nominating and Corporate Governance Committee, he was instrumental in the recent Board refreshment process that resulted in the addition of three new highly-qualified trustees in the past year. Mr. Mahaffey’s experience in helping guide Whitestone’s superior shareholder returns is crucial in continuing to ensure that the Company’s present success translates into sustainable shareholder value creation.

The Company has generated total shareholder returns (“TSR”) that are among the best in the publicly traded U.S. shopping center REIT sector. Whitestone continues to execute a strategy to deliver stable and predictable monthly dividends. Since the Company’s IPO in August of 2010, Whitestone has paid a consistent dividend for 92 consecutive months. Further demonstrating our commitment to delivering significant shareholder value, Whitestone has steadily increased its dividends paid to shareholders and cash flow from operations during that time period. Based on our extensive knowledge and understanding of Whitestone’s business model and assets, unlike KBS, we are confident in our ability to sustain our dividend going forward.

Whitestone’s Board of Trustees is committed to enhancing shareholder value and ensuring the continued growth and success of the Company. The Company’s trustees have diverse skillsets that are critical to Whitestone’s business and long-term success, including expertise in real estate, retail, operations, and finance. Additionally, Whitestone has added new and diverse voices over the past year to our Board with our three new independent trustees. We continue to strongly recommend that shareholders vote “FOR” ALL of Whitestone’s trustees on the WHITE proxy card today.

Whitestone shareholders are reminded that their vote is extremely important, no matter how many shares they own. The Whitestone Board unanimously urges shareholders to protect the value of their investment by voting “FOR” ALL of Whitestone’s trustees on the WHITE proxy card and to discard any other proxy materials you may receive from KBS. If you have already returned a blue proxy card, you can change your vote by signing, dating and returning a WHITE proxy card TODAY. Only your latest dated proxy card will be counted.

If you have any questions or require any assistance in voting your shares, please call the Company’s proxy solicitor listed below:

INNISFREE M&A INCORPORATED
Toll-free at (888) 750-5834 (from the U.S. or Canada)
or
(412) 232-3651 (from other locations)

About Whitestone REIT

Whitestone is a community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality "e-commerce resistant" neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provide daily necessities, needed services and entertainment to the communities in which they are located. Whitestone's properties are primarily located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest growing U.S. population centers with highly educated workforces, high household incomes and strong job growth. Visit www.whitestonereit.com for additional information.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “believe,” “continue,” “goals” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: the Company's ability to meet its long-term goals, its assumptions regarding its earnings guidance, including its ability to execute effectively its acquisition and disposition strategy, to continue to execute its development pipeline on schedule and at the expected costs, and its ability to grow its NOI as expected, which could be impacted by a number of factors, including, among other things, its ability to continue to renew leases or re-let space on attractive terms and to otherwise address its leasing rollover; its ability to successfully identify, finance and consummate suitable acquisitions, and the impact of such acquisitions, including financing developments, capitalization rates and internal rate of return; the Company’s ability to reduce or otherwise effectively manage its general and administrative expenses, including in connection with the recent proposed nomination of trustees by a shareholder of the Company; the Company’s ability to fund from cash flows or otherwise distributions to its shareholders at current rates or at all; current adverse market and economic conditions; lease terminations or lease defaults; the impact of competition on the Company's efforts to renew existing leases; changes in the economies and other conditions of the specific markets in which the Company operates; economic, legislative and regulatory changes, including the impact of the Tax Cuts and Jobs Act of 2017; the success of the Company's real estate strategies and investment objectives; the Company's ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended; and other factors detailed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission (“SEC”) from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Whitestone REIT has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2018 Annual Meeting (the “Definitive Proxy Statement”). Whitestone REIT, its trustees and its executive officers and Innisfree M&A Incorporated on their behalf will be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the names of the Company’s trustees and executive officers and their ownership in the Company’s common shares and other securities is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Trustees for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a copy of the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.whitestonereit.com.

Whitestone REIT Contacts:

Investors Contact:

Kevin Reed, Director of Investor Relations
Whitestone REIT
(713) 435-2219
ir@whitestonereit.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel / Amy Feng / Dan Moore
(212) 355-4449